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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 17th day of June, 1996, between SHONEY'S, INC., a Tennessee corporation, whose principal place of business is located at 1727 Elm Hill Pike, Nashville, Tennessee 37210 (the "Employer"), and W. CRAIG BARBER, a resident of Williamson County, Tennessee, whose address is 807 Stuart Lane, Brentwood, Tennessee 37027 (the "Employee").

     1.    TERM OF EMPLOYMENT.

           1.1 EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for the Employment Term (as hereinafter defined). Notwithstanding anything to the contrary in this Agreement and subject to the other provisions of this Agreement, Employee's employment is at the will of Employer.

           1.2 EMPLOYMENT TERM. The term of this Agreement and the Employment Term shall be three years, commencing on June 17, 1996, and terminating on June 16, 1999, unless sooner terminated as herein provided or extended pursuant to Section 1.3.1 hereof. Unless either party to this Agreement notifies the other in writing not less than 180 days prior to the termination date provided for herein of an intent to terminate this Agreement, the terms of this Agreement shall automatically be extended for an additional term of three (3) years and shall be so extended in future years subject to the same notification requirements set forth above.

           1.3   CHANGE IN CONTROL.

                 1.3.1 EXTENSION BECAUSE OF CHANGE IN CONTROL. In the event of a Change in Control (as hereinafter defined), the Employment Term shall automatically be extended for two (2) calendar years on the date of the Change in Control. For purposes of this Agreement, a "Change in Control" of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding voting securities; (b) all or substantially all of the assets of the Employer are sold, exchanged or otherwise transferred (other than to secure debt owed





Employer ___________ (Initial Here)
Employee ___________
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by Employer); (c) the Employer's shareholders approve a plan of liquidation or dissolution; or (d) during the Employment Term, individuals who at the beginning of the Employment Term constitute members of the Board of Directors of Employer cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Employer's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the Employment Term.

                 1.3.2 POTENTIAL CHANGE IN CONTROL. In the event of a Potential Change in Control (as hereinafter defined), Employee agrees to remain employed by Employer from the time period beginning with the Potential Change in Control and continuing through the earlier of two (2) months after a Change in control occurs (as defined in Section 1.3.1) or the one year anniversary of the commencement of the Potential Change in Control period. If Employee chooses to terminate his employment after a Change in Control occurs, the provisions set forth at Section 4.2.1 of this Agreement control such action. For purposes of this Agreement, a "Potential Change in Control" shall occur upon the execution of any agreement or memorandum of understanding the completion of which would result in a "Change in Control" as defined in Section 1.3.1 of this Agreement or the commencement of a proxy contest that has the potential of causing a "Change in Control" as defined in Section 1.3.1 of this Agreement.


     2.    DUTIES OF EMPLOYEE.

           2.1 GENERAL DUTIES. Employee is hereby employed as Senior Executive Vice President and Chief Financial Officer of Employer with such duties and responsibilities as Employer's Board of Directors shall designate. He shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, subject always to the policies set forth by Employer's Board of Directors, in accordance with any and all governing rules and regulations of regulatory agencies.

           2.2 DEVOTION OF ENTIRE TIME TO EMPLOYER'S BUSINESS. Employee will devote his entire productive time, ability, and attention during normal business hours to the business of Employer during the Employment Term.
Employee shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors; provided, however, that the foregoing shall not preclude reasonable participation as a member in community, civic, or similar organizations, or the pursuit of





Employer ___________ (Initial Here)
Employee ___________
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personal investments that neither interfere nor conflict with his normal business activities for Employer.

           2.3 DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that, as a result of this employment by Employer, he will become familiar with and acquire knowledge of confidential information and certain trade secrets that are valuable, special, and unique assets of Employer. Employee agrees that any such confidential information and trade secrets are the property of Employer. Therefore, Employee agrees that, for and during the entire Employment Term, any such confidential information and trade secrets shall be considered to be proprietary to Employer and kept as the private records of Employer and will not be divulged to any firm, individual, or institution except pursuant to and within the course and scope of Employee's employment hereunder. Further, upon termination of this Agreement for any reason whatsoever, Employee agrees that he will continue to treat as private and proprietary to Employer any such confidential information and trade secrets to any person, firm, or institution, and will not use such information to the detriment of Employer. The parties agree that nothing in this Agreement shall be construed as prohibiting Employer from pursuing any remedies available to it for any breach of threatened breach of this Section 2.3, including, without limitation, the recovery of damages from Employee or any person or entity acting in concert with Employee.

     3.    COMPENSATION OF EMPLOYEE.

           3.1 SALARY. As compensation for his services hereunder, Employee shall receive a base salary (the "Base Salary") per annum of $255,000, which shall be payable in accordance with the general payroll practices of Employer. Increases in the Base Salary may be made in the sole discretion of Employer's Board of Directors, except that Employee shall be entitled to an annual minimum increase each year consistent with the performance merit matrix as established by the Board of Directors.

           3.2 BONUSES. Employee shall be eligible for an annual bonus as established by the Board of Directors through the annual bonus plan.

           3.3 OTHER BENEFIT PROGRAMS. Employee shall be entitled to participate in all employee benefit, bonus, and similar programs, including, without limitation, programs of insurance, automobile plans, deferred compensation arrangements, and all other benefits made available by Employer to Executive Vice Presidents/Division Presidents and above. During the Employment Term, so long as any additional benefit is made available to Executive Vice Presidents/Division Presidents and above by Employer, such benefit shall be provided to Employee. By way of





Employer ___________ (Initial Here)
Employee ___________
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explanation, and not by way of limitation, Employee shall be entitled to the use of an automobile of make, model, and year of manufacture commensurate with the position of Employee.

           3.4 VACATION. Employee shall be entitled annually to four (4) weeks of paid vacation.

     4.    TERMINATION OF EMPLOYMENT; SEVERANCE.

           4.1   BY EMPLOYER.

                 4.1.1 TERMINATION WITHOUT CAUSE. Employer's Board of Directors may terminate Employee's employment, with or without cause, at any time by giving written notice of such termination to Employee, such termination of employment to be effective on a date specified in such notice; provided, however, that only in the event of such a termination without cause Employee shall be entitled to receive the greater of (a) the Base Salary and bonus paid or accrued on Employee's behalf for the fiscal year of Employer immediately prior to the fiscal year in which the termination took place; or (b) the amount due Employee for Base Salary and target bonus during the balance of then current Employment Term. Payments shall be made, at the option of Employer, in cash, or in the case of the preceding item (a), in equal weekly payments using Employer's regular payroll periods or, in the case of the preceding item (b), over the balance of the Employment Term at the same time as current wages and bonuses are normally payable. Employee's participation in all benefit programs other than life, medical and disability insurance shall cease as of the date of termination. Employee's participation in the life, medical and disability insurance programs shall continue until the earlier of: (a) such time as Employee is employed by another employer and is covered or permitted to be covered by benefit plans of another employer without regard to the extent of such coverage; (b) the Employer no longer provides such benefit plans to individuals holding the position of Executive Vice President/Division President and above; or (c) the expiration of the Employment Term in effect at the time of termination. This provision supersedes any other severance program or policy that may be offered by Employer and is in lieu of such plan rather than in addition to other severance plans that may be in place except with regard to any rights Employee may have pursuant to COBRA.

                 4.1.2. TERMINATION FOR CAUSE. If Employee is terminated for cause, Employer shall have no further obligation whatsoever to Employee hereunder, and Employee's participation in all benefit programs shall cease as of the date of termination. For purposes of this Agreement, "cause" shall mean any one of the





Employer ___________ (Initial Here)
Employee ___________
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following:

     (i)         Employee's personal dishonesty;

     (ii)        Employee's willful misconduct;

     (iii) breach of fiduciary duty involving personal profit by Employee;

     (iv) conviction of Employee for any felony or crime involving moral turpitude;

     (v) material intentional breach by Employee of any provision of this Agreement; or

     (vi) unsatisfactory performance by Employee of the duties designated for Employee by Employer's Board of Directors as a result of alcohol or drug use by Employee.

           4.2   TERMINATION BY EMPLOYEE.

                 4.2.1 TERMINATION AFTER CHANGE IN CONTROL. In the event a change in control occurs, Employee, at any time within ninety (90) days after such change in control, may terminate his employment with Employer by giving not less than sixty (60) nor more than ninety (90) days' prior written notice of such termination to Employer. In the event that Employee terminates his employment pursuant to this Section 4.2.1, he shall be entitled to receive the greater of: (A) an amount equal to two (2) times the base salary and bonus paid or accrued on Employee's behalf for the fiscal year of Employer immediately prior to the fiscal year in which the termination took place; or (B) the amount due Employee for base salary during the balance of the then current employment term. Payments shall be made in the case of the preceding item (A) in equal weekly payments using Employer's regular payroll periods or, in the case of the preceding term (B), over the balance of the employment term at the same time as current wages and bonuses normally are payable. Employee's participation in all benefit programs other than life, medical and disability insurance shall cease as of the date of termination from active employment with Employer. Employee's participation in the life, medical and disability insurance programs shall continue until the earlier of: (a) such time as Employee is employed by another employer and is covered or permitted to be covered by benefit plans of another employer without regard to the extent of such coverage; (b) the Employer no longer provides such benefit plans to individuals holding the position of Executive Vice President/Division President and above; or (c) the expiration of the Employment Term then in effect. Nothing contained herein is intended to in any way limit Employee's rights under COBRA.





Employer ___________ (Initial Here)
Employee ___________
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                 4.2.2 TERMINATION OTHER THAN AFTER CHANGE IN CONTROL.  Except
as limited by Section 1.3.2 of this Agreement, Employee may terminate his employment with Employer at any time without further obligation whatsoever by either party hereunder (except for the obligations and covenants of Employee pursuant to Sections 2.3 and 4.4, which shall survive termination as specified herein) by giving not less than sixty (60) nor more than ninety (90) days' prior written notice of such termination to Employer.

           4.3 EFFECT OF TERMINATION ON STOCK OPTIONS. In the event of any termination of this Agreement and the Employment Term, all stock options held by Employee that are vested prior to the effective date of the termination shall be exercisable in accordance with their terms, and all stock options held by Employee that are not vested prior to the effective date of the termination shall lapse and be void. Also, in the event of any termination of Employee's employment pursuant to Section 4.1.1 or Section 4.2.1, then, in addition to any other rights of Employee hereunder, Employee shall receive, within thirty (30) days after such termination, a lump sum cash distribution equal to: (a) the number of shares of Employer's common stock that is subject to options held by Employee which are not vested on the date of termination of employment; multiplied by (b) the difference between: (i) the closing price of a share of Employer's common stock on the New York Stock Exchange as reported by The Wall Street Journal as of the day prior to the effective date of termination of employment (or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading), and (ii) the applicable exercise price(s) of such non-vested shares.

           4.4 COVENANT NOT TO COMPETE. Employee acknowledges that Employer's business is built upon the confidence of its customers, suppliers, employees, and the general public, and that Employee will acquire confidential knowledge that should not be divulged or used for his own benefit. In the event of any termination of Employee's employment pursuant to Sections 4.1.2,
4.2.1 or 4.2.2 of this Agreement, Employee covenants and agrees that, for a period of one year from the effective date of his termination from active employment with the Employer, he will not engage in, own, manage, operate, control, or participate in any food service business that conducts or franchises activities which are the same as or similar to the restaurant concepts and operations of Employer as an employer, employee, principal, partner, director, agent, or otherwise, directly or indirectly, anywhere in the United States of America. Employee understands and acknowledges that his violation of this covenant not to compete would cause irreparable harm to Employer and Employer would be entitled to seek an injunction by any court of competent jurisdiction enjoining and restraining Employee and each and every other person concerned from any





Employer ___________ (Initial Here)
Employee ___________
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employment, service, or other act prohibited by this Agreement.  Employee and
Employer recognize and acknowledge that the area and time limitations contained in this Agreement are reasonable. In addition, Employee and Employer recognize and acknowledge that the area and time limitations are properly required for the protection of the business interests of Employer due to Employee's status and reputation in the industry and the knowledge to be acquired by Employee through his association with Employer's business and the public's close identification of Employee with Employer and Employer with Employee. The parties agree that nothing in this Agreement shall be construed as prohibiting Employer from pursuing any other remedies available to it for any breach or threatened breach of this covenant not to compete, including, without limitation, the recovery of damages from Employee or any other person or entity acting in concert with Employee. Employee also agrees that, in the event he breaches this covenant not to compete, Employee will pay reasonable attorneys fees and expenses incurred by Employer in enforcing this covenant not to compete. Employee acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Employee will receive employment by Employer in accordance with this Agreement. Employer acknowledges that Employee's execution of this Agreement and agreement with the terms of this covenant not to compete is consideration for Employer's agreement to employ Employee pursuant to this Agreement. If any part of this covenant not to compete is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Employer shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Employee.

     5.    DEATH OR DISABILITY OF EMPLOYEE.

           5.1 DEATH OF EMPLOYEE. In the event Employee dies during the Employment Term, this Agreement and the Employment Term shall terminate upon Employee's death. Employee's estate shall be entitled only to any Base Salary earned but not paid plus any bonus accrued by Employer for Employee through the date of death. Such payment shall be paid in lump sum to the Employee's estate within ninety (90) days after Employer is given notice of Employee's death.

           5.2 DISABILITY OF EMPLOYEE. Employer has disability insurance insuring those individuals holding the position of Executive Vice President/Division President and above, and Employee is included under such disability insurance. In the event of the Disability (as hereinafter defined) of Employee, this Agreement and the Employment Term shall terminate. Upon a termination resulting from the Disability of Employee, Employee shall be entitled to





Employer ___________ (Initial Here)
Employee ___________
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receive (i) any Base Salary earned but not paid through the date that Employee becomes eligible for disability payments under such disability insurance, and
(ii) an amount equal to the Base Salary and bonus received by Employee in the last full fiscal years of Employer immediately prior to the Disability of Employee, which amount shall be payable, at the option of Employee, in a lump sum payment or in equal installments paid in accordance with the general payroll policies of Employer over a period not to exceed three (3) years from the effective date of a termination due to the Disability of Employee; provided, however, that Employee shall not be entitled to any payments under this Section 5.2 in the event this Agreement is terminated pursuant to Section
4.1.2 hereof regardless of whether the "cause" for which this Agreement is terminated pursuant to Section 4.1.2 also may constitute a Disability. For purposes of this Agreement, a "Disability" of Employee shall occur if (i) Employee suffers any mental or physical condition that impairs Employee's ability to perform the essential functions of his duties hereunder and (ii) Employee, within thirty (30) days after Employee receives written notice from Employer requesting that Employee resume his duties hereunder, is unable or refuses to do so.


     6.    GENERAL PROVISIONS.

           6.1 EXPENSES. Employer shall reimburse Employee for all reasonable and necessary business expenses of Employee incurred in the conduct of his duties hereunder. Employee shall comply with all applicable policies of Employer with respect to documentation and approval of such expenses.

           6.2 NOTICES. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement (to the attention of the Secretary in the case of notices to Employer), but each party may change such address by written notice in accordance with this Section 6.2. Notices delivered personally shall be deemed communicated at the time of the actual receipt; mailed notices shall be deemed communicated as of the second day following deposit in the United States Mail.

           6.3 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements (including, without limitation, that certain employment agreement between Employer and Employee dated as of January 17, 1995), either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each





Employer ___________ (Initial Here)
Employee ___________
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party to this Agreement acknowledges that no representations, inducements, promises, of agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement shall be valid or binding unless in writing and signed by the party against whom enforcement of such agreement is sought. Any modification of this Agreement will be effective only if it is in writing signed by the party against whom enforcement of such modification is sought.

           6.4 PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nonetheless continue in full force without being impaired or invalid in any way.

           6.5 LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

           6.6 WAIVER OF JURY TRIAL. Employer and Employee hereby expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agree that any such action or proceeding shall be tried before a court and not a jury. Employee and Employer hereby agree that any action or proceeding to enforce any claim arising out of this Agreement shall be brought and maintained in any state or federal court having subject matter jurisdiction and located in Nashville, Tennessee. Employee irrevocably waives, to the fullest extent permitted by law, any objection he may have or hereafter have to the laying of the venue of any such action or proceeding brought in any court located in Nashville, Tennessee, and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.

           6.7 MISCELLANEOUS. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as and is not to be construed to be a waiver or amendment of the provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, irrespective of whether occurring under similar or dissimilar circumstances. Employee acknowledges and represents that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.





Employer ___________ (Initial Here)
Employee ___________
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     IN WITNESS WHEREOF, Employee has hereunto affixed his hand and Employer has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.



                                        EMPLOYER:

                                        SHONEY'S, INC.


                                        By: /s/ C. Stephen Lynn
                                           ------------------------------------

                                        Title: Chairman of the Board, Chief
                                               Executive Officer and President

                                        EMPLOYEE:

                                        /s/ W. Craig Barber
                                        ---------------------------------------
                                        W. CRAIG BARBER





Employer ___________ (Initial Here)
Employee ___________